Exhibit 10.1

Lease Agreement for Commercial Premises

Tenant no.: 1 8 4 1 4

between

Landlord:	Deuter GmbH
represented by its managing directors (Geschäftsführer)
Matthias Klussmann, Theodor Honrath

August-Wessels-Strasse 37, 86156 Augsburg

Tax number: 30/148/6950
VAT ID no.: DE 813188738

Tenant:	Voxeljet technology GmbH
represented by its managing director (Geschäftsführer):
Dr. Ingo Ederer

Paul-Lenz-Strasse 1
86316 Friedberg

Tax number: 103/141/70186
VAT ID no.: DE202375384

the following Lease Agreement is concluded.

Preamble

WHEREAS a lease agreement exists between the Landlord and the Tenant in the version of 24 June 2009, which entered into legal force by signature of the parties’ representatives on 17 August 2009 and 20 August 2009 respectively. WHEREAS said lease agreement together with addendum no. 1 of 25/26 January 2010, the Agreement between the parties of 17/20 August 2009 and the tripartite agreement between Deuter GmbH, hereinafter referred to as Landlord, AUTEFA automation GmbH, and Voxeljet technology GmbH, hereinafter referred to as Tenant, which lay down the agreements for regulating the joint use of the loading yard on the property Paul-Lenz-Strasse 1b in 86316 Friedberg, regulates the rental of the property “Production Building with Built-In Office in Paul-Lenz-Strasse 1b in 86316 Friedberg” between the Landlord and the Tenant.

WHEREAS the Landlord and the Tenant are in agreement that the above-mentioned contracts and agreements shall lose their validity upon signature of this Lease Agreement.

WHEREAS the preparation of this consolidated Lease Agreement between the Landlord and the Tenant is necessary for reasons of clarity and for the business operations to run smoothly.

WHEREAS all the arrangements and agreements, which were previously regulated by the above set of contracts, as well as all of the agreements and regulations, which are required by reason of the new rental space to be built and the joint use by all tenants on the works premises Paul-Lenz-Strasse and Balthasar-Schaller-Strasse in 86316 Friedberg are entered into in this Lease Agreement.

WHEREAS notwithstanding all of the above this Lease Agreement is subject to conditions subsequent.

WHEREAS in the event that one or more of the points set out below cannot be fulfilled or occur this Lease Agreement and all of the regulations, rights and obligations contained therein shall lose their validity and their claim to fulfilment.

1.                                     Acquisition of the intended property in the Business Park Friedberg by no later than 1 December 2012

2.                                     Issue of all necessary building permits by 1 February 2013

3.                                     Issue of a building permit, however together with official requirements which were unknown to the Landlord at the time the Lease Agreement was concluded and which make it economically unviable to construct the building.

4.                                     Issue of a building permit, however together with official requirements imposed on the Tenant, which make it impossible for it to carry out its business purpose or which make it unreasonably difficult to do so.

WHEREAS if this Agreement fails for reasons for which neither the Landlord nor the Tenant are responsible and therefore this Lease Agreement has to be cancelled, each party shall bear its own costs incurred up until said point in time. WHEREAS the Landlord and the Tenant hereby mutually agree that they will not claim costs from the respective other party.

WHEREAS upon cancellation of this Agreement the whole set of contracts under sub-clause one of this Preamble shall simultaneously re-enter into force.

WHEREAS the Landlord and the Tenant mutually warrant that they shall do everything necessary for this Lease Agreement to enter into legal force.

NOW THEREFORE

Clause 1                Leased Property, Purpose of Lease and General

Leased Property:

Existing production and administrative space as well as production and administrative space that is to be newly built as well as open-air parking spaces on the property in the Paul-Lenz-Strasse / Balthasar-Schaller-Strasse in 86316 Friedberg are leased. All rental space shall be or have been built in compliance with the DIN standards for new builds. The type and scope of the workmanship of the rental space to be newly built are regulated in building specifications (Baubeschreibung) (Schedule 2a Assembly Hall and 2b Office Building to this Agreement).

The space leased is marked and specified in the rental space plans attached as Schedule 3. The space has been calculated on the basis of the gross floor area (Geschossfläche).

The rental space that already exists has already been accepted, declared as being in conformity with the performance and building specifications (Leistungs- und Baubeschreibung) and is accordingly used as the Tenant’s business unit.

Purpose of Lease:

The Tenant’s rental of the space is for the purpose of developing, manufacturing and distributing merchandise of Voxeljet technology GmbH. The Landlord is therefore liable only for the fitness for purpose at the beginning of the tenancy. The Tenant shall be responsible for any changes in the Tenant’s operational requirements during the term of this Agreement insofar as they have an impact on the rented property. This particularly includes conversions and adaptations of the building to meet the operational requirements including the official approvals of the changes.

General:

1.                                     The supply and installation of any locking systems and entry bars to the rented property and within the rental space are a matter for the Tenant.

The Tenant must itself and at its own cost bring about the prerequisites for operating the trade within the contractually intended type of use and must maintain them during the term of the tenancy.

2.                                     Obtaining and maintaining any official permits that may be necessary for the Tenant’s business operations shall be incumbent solely upon the Tenant at the Tenant’s cost and risk. This shall particularly apply to personal and business prerequisites for the grant and continuance of licences, permits of the trade supervisory authorities and other official permits as well as the fulfilment of corresponding official requirements.

Clause 2                Term of the Tenancy and Termination

1.                                     The tenancy shall commence immediately upon signature of this Lease Agreement and shall terminate after the expiry of 15 years following handover of the assembly hall pursuant to Schedule 2a (in Clause 3 a New Build). The handover of the assembly hall has been mutually agreed to be with effect from 1 October 2013. The tenancy shall therefore terminate upon the expiry of 30 September 2028.

The office space shall be handed over with effect from 1 April 2014 without having any effect on the term of tenancy. The tenancy for the office space shall also terminate upon the expiry of 30 September 2028.

The tenancy shall automatically be extended by terms of one year each unless one of the parties objects to the extension by no later than one year prior to expiry of the term of the tenancy.

The Tenant shall twice have the unilateral right to extend this Agreement by further periods of 5 years each. Said options must be exercised no later than 24 months prior to expiry of the then applicable term of the tenancy.

2.                                     Any notice of termination or objection must be effected in writing by registered letter or against confirmation of receipt and must have been received by the other Party to the Agreement by no later than the last working day before the notice period commences.

3.                                     The Landlord can terminate the tenancy without complying with any notice period for good cause:

a.                                     if the Tenant is in arrears with a sum in the amount of two months’ rent over a period of more than two deadlines,

b.                                     if, notwithstanding a warning notice by the Landlord, the Tenant, or whoever the Tenant has surrendered use of the rented property to, continues to use the rented property in breach of contract and such that said use seriously infringes the Landlord’s rights or the rights of another tenant so that it cannot reasonably be expected that the tenancy be continued.

4.                                     In the event of termination by the Landlord for good cause without complying with any notice period the Tenant shall be liable for the loss of rent and other agreed claims.

5.                                     The provision under Paragraph 545 German Civil Code (BGB) (tacit extension of the term of the tenancy due to continuation of use) shall not apply.

Any agreement whereby the expired tenancy is continued or renewed shall always require written form.

6.                                     The Tenant must allow “To let” placards to be affixed to the windows and other suitable places during the notice period.

Clause 3                Rental Charges and Advance Payments towards the Running Costs

	Square Meterage	Unit Price	Rental Charges	Total Charges
a) New Build
Office space	2,010.00 m2	8.40 €/m2	16,884.00 €
Production space	3,970.00 m2	6.50 €/m2	25,805.00 €
Warehouse space	240.00 m2	2.00 €/m2	480.00 €
Parking spaces / Outside facilities	85 spaces	€13,00/space	1,105.00 €
New build rental charges (net)			44,274.00 €	44,274.00 €
Advance payment towards running costs	6,220.00 m2	0.20 €/m2	1,244.00 €	1,244.00 €
Rental charges incl. running costs for new build (net)				45,518.00 €
Plus applicable statutory value added tax 19%				8,648.42 €
Rental charges incl. running costs for new build (gross)				54,166.42 €

b) Existing Property
Production space	1,608.94 m2	6.63 €/m2	10,667.27 €
Warehouse space	352.69 m2	2.08 €/m2	733.60 €
Parking spaces / Outside facilities	29 spaces	13.00 €/m2	377.00 €
Rental charges for existing property (net)			11,777.87 €	11,777.87 €
Advance payment towards running costs	1,961.63 m2	0,20 €/m2	392.33 €	392.33 €
Rental charges incl running costs for existing property (net)				12,170.20 €
Plus applicable statutory value added tax 19%				2,312.34 €
Rental charges incl. running costs for existing property (gross)				14,482.54 €

Changes to the rate of value added tax shall oblige both parties to make the corresponding corrections. Rental charges for rental space under Clause 3 b) shall be due for payment immediately after signature of the Agreement. Rental charges for rental space under Clause 3 a) shall not be payable until it is ready for occupancy.

The above-agreed monthly net basic rent without heating is subject to the following rent escalation clause.

If the  consumer price index (base index 2010 = 100) published by the Federal Statistics Office (Stat. Bundesamt) increases or reduces during the term of the tenancy compared with the position at the time the Agreement was concluded, the rent is to increase or reduce by the same percentage in which such change to the index occurred. The increase or reduction is to apply consecutively to the previous increase or reduction.

2 % of the net basic rent without heating (Kaltmiete) p.a  is agreed to be the maximum increase or reduction.

The index values shall be reviewed as per 01 January of each year. Any resulting changes to the rental charges shall be payable as of the 01 January of each year, for the first time as per 01 January 2016.

Clause 4                Operational Maintenance and Running Costs

The Tenant directly assumes all of the costs that are part of the proper and specified use of the leased property. This also includes the cost of servicing, statutory inspections and ongoing technical inspections of the operating installations provided to the Tenant (e.g. cranes). The Tenant undertakes to conclude corresponding supply and service contracts for said operating installations as well as for the payments, which it is obliged to assume pursuant to the currently applicable Ordinance on Service Charges (Betriebskostenverordnung) (position as per December 2003).

The Landlord shall bear the costs that are necessary for the initial inspections for acceptance of the technical installations through to use thereof as specified.

Costs and payments, which the Tenant has to assume pursuant to the currently applicable Ordinance on Service Charges (Betriebskostenverordnung) (position as per December 2003) but which can only be settled directly by the owner of the property, shall be paid and disbursed by the Landlord as an outlay (e.g. land tax (Grundsteuer) and insurances). The corresponding advance payment towards said costs is already take into account in Clause 3 in the line “Advance payment towards running costs”. The cost actually incurred shall be settled with the advance payment towards the running costs paid by the Tenant as per 31 December of each calendar year. After the costs that were actually incurred have been settled both parties shall have a right to an adjustment of the advance payments to be paid.

The provisions of the Ordinance on Service Charges (Betriebskostenverordnung) (position as per December 2003) shall apply mutatis mutandis.

Clause 5                Payment of the Rent and Incidental Costs

1.                                     The rent and incidental costs are payable to the Landlord postage paid and free of charges monthly in advance no later than on the first day of the month.

The rent and incidental costs are to be paid as stipulated to the following account:

Institution:	Stadtsparkasse Augsburg
Account no.:	090 993
Bank sort code:	720 500 00
Tenant No.	18414

2.                                     In the event that payment is late the Landlord can charge dunning charges of at least € 20.00 per dunning notice (particularly postage, outlays of all kinds and the time involved) plus at least 8 % p.a. default interest. The Tenant remains entitled to prove that the damage was less, whereby the statutory default interest shall be payable in any event.

3.                                     The Tenant can offset counterclaims against rent claims or exercise a right of retention only if it has given the Landlord written notice of its intention at least one month before the rent is due. This does not apply to claims arising out of Paragraph 536a German Civil Code (BGB), undisputed claims or claims that have become final and absolute.

Clause 6                Deposit

Within 20 working days following signature of the Lease Agreement the Tenant shall lodge a commensurate deposit with the Landlord as security for:

1.	The costs arising out of the Landlord’s purchase of the areas of land needed
2.	The costs arising out of the new build of the building under Clause 1
3.	Any claims for damages that arise and
4.	As security for all claims arising out of the Lease Agreement

For rental space under  Clause 3 a) New Build of this Agreement the security to be furnished amounts to 18 times the net monthly rent including the advance payments towards the property’s running costs, which corresponds to € 819,324.00.

Following the expiry of 60 months following commencement of the tenancy the above-mentioned security shall be reduced to 12 times the net monthly rent including the advance payments towards the running costs, which corresponds to € 546,216.00.

Following the expiry of 120 months following commencement of the tenancy and until termination of the tenancy the above-mentioned security shall be reduced to 6 times the net monthly rent including the advance payments towards the running costs, which corresponds to 273,108.00.

For rental space under  Clause 3b) Existing Property of this Agreement the security to be furnished amounts to 60,000.00 until termination of the initial term of this Agreement.

Following expiry of the initial term of this Lease Agreement the security to be furnished  (New Build and Existing Property) shall be reduced to 3 months’ rent comprising the gross rent including the advance payments towards the property’s running costs. The amount of security is calculated according to the gross monthly rent for all rental space under this Lease Agreement indexed at that time.

Security shall be returned contemporaneously against submission to the Landlord of the next security due.

The Tenant shall furnish the security demanded by means of:

•                  a guarantee (Bürgschaft) provided by a German bank in the respective corresponding amount

•                  If the Landlord has not been provided with the guarantee within 20 working days following signature of the Lease Agreement, the Tenant undertakes to deposit the amount guaranteed with the Landlord as a cash deposit. The Tenant agrees to forego the payment of interest on the deposit.

There shall be no claim to have the guarantee returned until it has been established after termination of the tenancy that there are no longer any claims against the Tenant.

During the first five years of the tenancy the Tenant shall submit its current quarterly figures to the Landlord in the following month.

Clause 7                Central Heating and Hot Water Supply

1.                                     The Tenant shall decide at its sole discretion during which period the heating system installed at the rented property switched on. The Tenant shall conclude a contract for the supply of gas in the Tenant’s name and for the Tenant’s account with the relevant gas supply company . If the gas supplier can be freely chosen by the Tenant, the choice shall be the Tenant’s.

2.                                     If there are instant water heaters or boilers for heating water in the rented property, the Tenant shall bear all of the running, service and cleaning costs.

The cleaning must be arranged at least 1x per annum by the Tenant. The Tenant undertakes to pay for the costs that arise.

3.                                     The Landlord can convert the central heating and, as the case may be, the hot water supply to other heating fuels and can install and change heating cost distributors, hot water metres, hot water cost distributors and thermostats.

Clause 8                Use of the Elevators

1.                                     The Tenant does not have a right to uninterrupted service in the event of any breakdown.

2.                                     The Tenant must pay compensation for any damage caused by using the elevator only if it caused said damage intentionally or grossly negligently.

Clause 9                                              Condition of the Leased Property, Handover of the Leased Property and Readiness for Occupancy

1.                                     The Landlord shall hand over the leased premises to the Tenant as a new build and in accordance with the functional performance and building specifications (Leistungs- und Baubeschreibung) (Schedule 2a Assembly Hall and 2b Office Building of this Agreement). The Tenant undertakes to keep the leased property and any parts of buildings, facilities and installations that are used jointly with care and to keep them and return them in a proper condition.

2.                                     The Tenant acknowledges that the plans attached to this Agreement as a schedule are fit for its purposes. Any defects that interfere with the usability must be reported by the Tenant before moving in and must be documented in writing in a record acknowledged by both Parties to the Agreement.

3.                                     The Landlord shall not be liable for defects, for which it is not responsible, and with the removal of which it is not late.

4.                                     The Landlord shall build the Production Building with the outside facilities pertaining thereto ready for occupancy in accordance with the building time schedule (submission after the building permit has been granted).

Any late performance shall not annul the tenancy. The Landlord undertakes to compensate the Tenant for any damage that occurs due to intentional or negligent late performance. The parties mutually agree that the maximum quantum of any damages shall be two gross months’ rent pursuant to Clause 3a of this Agreement.

5.                                     Both parties mutually undertake to take all appropriate measures to limit any damage due to late performance to a minimum.

The Landlord further undertakes to inform the Tenant without undue delay and in writing of all grounds and incidents, which cause the leased property’s readiness for occupancy by the date agreed under Clause 2 of this Agreement to be jeopardised. In that case the Landlord shall suggest measures to avoid or minimise said delay.

6.                                     Rental charges for space in the new build shall not be payable until such space is ready for occupancy. The Landlord and the Tenant hereby mutually agree that in the event of any dispute about the readiness for occupancy to submit to the decision of an independent and publicly appointed expert instructed by both parties jointly.

Clause 10              Interior Decoration (Schönheitsreparaturen)

1.                                     The Tenant is obliged to periodically have interior decoration (Schönheitsreparaturen) carried out in a workmanlike manner as soon as the degree of wear and tear so requires depending on the type of business operation and the contractual use respectively. This also applies upon termination or expiry of the tenancy. The interior decoration (Schönheitsreparaturen) includes, for example, painting the walls and ceilings, painting the floors, painting the radiators and pipes as well as painting the inside of the doors and the inside of the window casements including the frames.

Clause 11              Use of the Leased Premises

1.                                     The Tenant may use the leased premises only for the commercial purposes stipulated in Clause 1. Any changes of use shall require the consent of the Landlord.

Clause 12              Subletting

1.                                     The property may be sub-let or the use thereof otherwise surrendered to third parties only with the consent of the Landlord. The consent may be refused only for good cause.

The Tenant undertakes to submit any sublease agreement to the Landlord for approval prior to concluding it.

2.                                     In the event of any sublease or the surrender of the use and benefit the Tenant shall be liable for all actions or omissions of the subtenant or of the person, to whom the Tenant has surrendered the use and benefit.

3.                                     In the event of a sublease the Tenant hereby assigns to the Landlord the claims to which the Tenant is entitled against the subtenant together with a lien up to the amount of the Landlord’s claim.

4.                                     In the event of any unauthorised subletting the Landlord can demand that the Tenant terminates the sublease within a period of one month. If this does not happen the Landlord can terminate the head-lease without complying with any notice period. The Landlord can assert said right only within one month after it has learned of the unauthorised use.

Clause 13              Electricity, Gas, Water

1.                                     The pipe/line networks for electricity, gas and water may be used by the Tenant only to the extent that they are not overloaded. The Tenant can cover any additional requirements by extending the feed pipes/lines at its own cost following the prior consent of the Landlord.

2.                                     In the event of any malfunction of or damage to the supply pipes/lines the Tenant must ensure that they are disconnected immediately and that any damage is limited and must notify the Landlord without undue delay.

3.                                     Any change in the power supply, particularly any change in the type of current and/or the voltage, shall not entitle the Tenant to any claims for compensation against the Landlord.

4.                                     If the power, gas or water supply or the drainage is interrupted by an event, for which the Landlord is not responsible, or if natural or other catastrophes occur, the Tenant shall have no right to reduce the rent and no claims for compensation against the Landlord.

Clause 14              Advertising Measures / External Advertising

1.                                     The Tenant is entitled to affix company signs of a size and design that is appropriate for the environment and the style of the building or property.

2.                                     Other devices, which are used for advertising or for selling, may be affixed to the outside of the building, including to the window panes (company signs, advertising slogans, display cases, vending machines etc.) only with the express consent of the Landlord. The consent can be revoked provided there are legitimate reasons for so doing. In that case, and when the leased premises are vacated, the Tenant shall be obliged to restore the leased premises to their former condition.

3.                                     Advertising installations or suchlike, which have been installed with the Landlord’s consent and which the Tenant has affixed outside the rental area, must be dismantled if any work that is necessary to or on said areas is impeded by the advertising installations. The advertising installations may be re-installed only after the Landlord has given its consent. The costs of dismantling and installing shall be borne by the Tenant.

4.                                     The Tenant shall be liable for all damage that arises in connection with said contraptions.

5.                                     It shall be incumbent upon the Tenant to comply with the general technical and official requirements for the type of affixing and the maintenance of advertising installations and the measures that are therefore necessary.

Clause 15              Improvements and Structural Changes by the Landlord

1.                                     The Landlord may also undertake repair work and structural changes that become necessary to preserve the building or the leased premises or to avert impending danger or to remove damage, even without the Tenant’s consent. This also applies to expedient work, e.g. modernising the building and the leased premises. The Tenant must keep the premises concerned accessible; the Tenant may not hinder or delay execution of the work.

2.                                     The Landlord must notify the Tenant of any such projects in a timely manner at least 4 weeks before the work begins and in writing if the Tenant’s premises are affected thereby or if the Tenant’s business operation will be considerably restricted thereby. The aversion of impending danger can release the Landlord from the obligation to give advance notice.

3.                                     The Tenant shall have no claims to compensation unless the Landlord is answerable for intent or gross negligence. As far as possible the Landlord shall have the necessary consideration for the Tenant’s business interests.

Clause 16              Structural Changes by the Tenant

1.                                     The Tenant may convert the rental space for its business purpose and for its presentation requirements at its own cost. The Tenant shall draw up plans for the conversion and extension measures, which must in any case be submitted to the Landlord for approval. The work may only be commenced once the Landlord has given its approval. The Landlord’s approval shall be no substitute for any permits by the authorities and vice versa.

If any permits from any authorities become necessary, the Tenant must apply to the responsible authorities for them in parallel and at its cost. The Tenant must fulfil any official requirements at its cost.

2.                                     The Tenant must, as a matter of principle, remove any fixtures, furniture and equipment, with which it has furnished the premises. However, the Landlord can demand that they be left upon termination or expiry of the tenancy if the Landlord pays the Tenant the current market value. The Tenant and the Landlord must declare their intentions in sufficient time that agreements thereon can be entered into before the premises are vacated. If the Landlord does not take over the fixtures, furniture and equipment the Tenant must restore the condition that corresponds to the beginning of the tenancy and must do so by the time the Agreement expires. Excepted therefrom are any installations / fixtures, furniture and equipment, which were approved by the Landlord and, as such, may remain.

3.                                     The Tenant shall be liable for all damage incurred by the owner of the property and third parties due to the construction measures undertaken by it.

4.                                     The Tenant shall bear the cost of removing any installations brought in or taken over by it and for any damage thereby caused to the building.

Clause 17              Maintenance of the Leased Premises

1.                                     During the term of the lease, small maintenance jobs must be undertaken by the Tenant at its cost if the other Party to the Agreement is not responsible for the damage. The small maintenance jobs comprise rectifying minor damage as well as the servicing of systems which form part of the sanitary equipment, of closures and locks on windows and doors, of roller shutters, sun-blinds and awnings. Minor damage is damage, which does not cost more than € 4,500.00 in total per annum to rectify.

2.                                     Damage to and in the building and in the rented premises must be reported to the Landlord immediately. The Tenant shall be liable for any further damage caused by any belated report.

The Tenant shall be liable towards the Landlord for damage caused by the breach of the duties of care incumbent upon it. In particular also if the supply pipes or cables and drainage pipes, toilets, heating systems etc. are treated improperly, the premises are insufficiently ventilated or not sufficiently protected against freezing. The Tenant must remove any blockage in the pipes up to the mains pipe at its cost.

3.                                     The Tenant shall be liable for damage caused by its members, employees, subtenants, visitors, suppliers and workmen.

4.                                     The Tenant must treat the pipes and cables and the equipment for electricity, gas and heating, the sanitary facilities, locks, roller-blinds, sun-blinds and awnings and similar installations as well as the floor coverings provided with care. Any repairs to the floor coverings shall be incumbent upon the Tenant to a reasonable extent. The Landlord assigns any claims against third parties because of damage to property to the Tenant.

5.                                     The Tenant must also remove any infestation of the rental property with pests at its cost. This also applies to open space that is rented or used.

6.                                     The Tenant must immediately rectify any damage for which it is answerable. If it fails to meet this obligation within a reasonable period even after a written warning notice, the Landlord can have the necessary work undertaken at the Tenant’s cost. If there is a risk of impending damage or the Tenant’s whereabouts are not known there shall be no need for a warning notice or for a deadline to be set.

Clause 18              The Landlord’s Lien

1.                                     The Tenant is obliged to specify property, which it brings onto the rented property and which is not owned by it to the Landlord.

2.                                     The Tenant undertakes to notify the Landlord without undue delay of any attachment of items brought onto the rented property stating the bailiff and the attaching creditor.

Clause 19              Landlord’s Right to Enter the Leased Premises

1.                                     The Landlord and its agent can enter the leased premises during business hours, always by prior appointment, to inspect its condition or for other good reasons. They must be allowed to enter at any time of day or night in the event of any danger.

2.                                    If the Landlord wishes to sell the property, the Landlord and/or its agent may enter the leased premises together with the potential purchasers during business hours. If notice to terminate the tenancy has been given, the Landlord and/or its agent may enter the premises together with the potential tenants during business hours.

If there are domestic service installations on the leased property, e.g. gate valves, it must be ensured that the Landlord or its agent have access in the event of any malfunction.

3.                                     The Tenant must ensure that the premises can be entered by the Landlord and/or its agent even in the Tenant’s absence. In the event of any prolonged absence (e.g. when the business has closed down for holiday) the Tenant must deposit the keys somewhere that can be quickly accessed and must inform the Landlord thereof.

Clause 20              Termination/Expiry of the Term of the Tenancy

1.                                     Upon termination/expiry of the term of the tenancy the Tenant must hand over the leased premises to the Landlord in the contractual condition (see Clauses 9 and 16) and  completely cleaned and together with all keys, including any keys it has procured itself, without any right to any consideration.

2.                                     Otherwise the Landlord shall be entitled to open and clean the leased premises and to have new locks and keys made, at the Tenant’s cost.

3.                                     If the Landlord has reason to prohibit the Tenant from carrying out the overdue interior decoration (Schönheitsreparaturen), the Tenant shall be obliged to pay the Landlord financial compensation for the expense it has saved.

4.                                     In the event of any early termination of the tenancy for which the Tenant is responsible the Tenant shall be liable for the loss of rent and the incidental costs. The Landlord is expected to keep any resulting damage to a minimum.

5.                                     After the term of the tenancy has terminated/expired the removal of any structural alterations, or restitution, has to be undertaken only if this has been or is still separately agreed in writing in the individual case. The Tenant only has to pay for damage that has occurred due to the removal of items that remain in its ownership.

Any conversions undertaken by the Tenant do not have to be returned to their former state following termination or expiry of the lease. The Landlord does not have to pay compensation for the conversions undertaken unless an agreement about the payment of compensation has been or is reached between the parties before the conversions are carried out.

Clause 21              More than one person as the Landlord or Tenant

1.                                     The Landlord and/or the Tenant shall be liable as joint and several debtors if they are more than person. For a declaration by the Landlord to be legally effective it shall be suffice if it is given to one of the tenants. As far as this is concerned the tenants are deemed to be mutually authorised by each other.

2.                                     The tenants are mutually authorised to receive any declarations of intent of the Landlord. Excepted from this are notices of termination given by the Landlord.

3.                                     Any early dispossession of a tenant shall require the prior written consent of all of the parties to the Agreement.

Clause 22              Protection against Competition

There shall be not protection against competition for the Tenant.

Clause 23              Change of Legal Form, Sale of the Business

1.                                     The Landlord must be notified of any changes of legal form or to the objects of the Tenant’s business without undue delay. The Tenant’s obligations under this Lease Agreement shall remain unaffected by said notice.

2.             The Tenant is not entitled to assign its rights under this Agreement.

3.                                     If the Tenant is a sole proprietorship the disposal of the business shall not have any effect on the tenancy even if the name of the business is continued. The tenancy shall not pass to the acquirer. A tripartite agreement between the former tenant, the new tenant and the Landlord shall be required for the devolution. There shall be no right against the Landlord to the conclusion of any such agreement.

Changes in the tenant by virtue of universal succession pursuant to the German Reorganization Act (Umwandlungsgesetz) shall remain unaffected by said agreement.

Clause 24                                        Use, Care and Maintenance of Jointly Used Areas

1.                                     The Tenant is aware that other production areas and office areas are already being used and are still to be erected on the Landlord’s property in Paul-Lenz-Strasse / Balthasar-Schaller-Strasse. For this purpose, access routes and loading yards and common areas, which are to be used jointly, have been constructed as open space, or will still be constructed for new build areas, for the Tenant and all other users. Said access routes and common areas are available for all of the tenants of the estate to use without restriction. All users must ensure that the access routes are at all times free from any kind of obstruction. The cost of maintenance (cleaning, repair, land tax (Grundsteuer), removal of snow etc.) for said common areas shall be borne by all of the users and neighbours jointly in the proportion of their share of the total area of the estate.

2.                                     The Tenant and all of the other users undertake to enter into an agreement on how the common areas are to be maintained, cleaned, used and kept safe for the public. If the tenants and the other users do not agree, the Landlord shall be entitled to assume the responsibility for said services and to arrange to have them performed. In that case the Landlord shall be entitled to commission the necessary work at its own discretion and to charge the Tenant and the other users the costs including a surcharge as an administration fee.

3.                                     The Landlord undertakes to enter into an agreement under Clause 24 also with other users of the estate Paul-Lenz-Strasse / Balthasar-Schaller-Strasse, which comes closest to the intended purpose.

Clause 25              Other Agreements

1.                                     The provisions of the Ordinance on Service Charges (Betriebskostenverordnung) form an integral part of this Agreement and are attached — see Schedule No. 1.

2.                                     The performance and building specifications (Leistungs- und Baubeschreibung) of the production hall and of the office building — see Schedules 2a and 2b — form an integral part of this Agreement and are attached.

3.                                     The rental space plan (Mietflächenplan) forms an integral part of this Agreement and is  attached — see Schedule No. 3.

4.                                     The  building time schedule (Bauzeitenplan) to be drawn up by the Landlord after the building permit has been granted shall become an integral part of this Agreement.

5.                                    Any subsequent amendments and additions to this Agreement shall apply only if agreed in writing. In the event that a provision of this Agreement breaches mandatory statutory provisions either in whole or in part the corresponding statutory provision shall replace it.

6.                                     The Landlord stores the Tenant’s personal data insofar as said data ensues from the contractual relationship.

7.                                     The cleaning and the duty to remove snow from, and to grit, the roads, footways and parking spaces on the entire property as well as the public footways adjoining the property shall be incumbent upon the Tenant. The Tenant shall be liable for accidents on the paths caused by slippery conditions under its third-party liability insurance. 8. Any necessary repairs and servicing work on the electrically operated gates, barriers and doors shall be borne by the Tenant.

Schedules to the Lease Agreement

1.                                     Ordinance on Service Charges (Betriebskostenverordnung) (position as per: December 2003

2.                                     Performance and Building Specifications (Leistungs- und Baubeschreibung) for the Office Building, Performance and Building Specifications (Leistungs- und Baubeschreibung) for the Assembly Hall

3.                                     Rental space plans: Assembly hall, office building, site plan

Augsburg, 19 October 2012	Friedberg, 19 October 2012

Deuter GmbH	voxeljet technology GmbH

/s/ Matthias Klussmann	/s/ Ingo Ederer
/s/ Theodor Honrath
Landlord	Tenant